Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment to the Registration Statement on Form S-1 of our report dated October 2, 2024, except for Note 4, as to which the date is November 22, 2024, with respect to the audited financial statements of Ocean Capital Acquisition Corporation as of and for the years ended June 30, 2024 and 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

November 22, 2024